Exhibit 99.1

Alternus Clean Energy Announces Binding Terms for Acquisition of Leading storage and solution provider LiiON, LLC

Acquisition will bring proven pedigree and expertise in battery storage capabilities utility segment and support push into Microgrids

New York, NY, November 25, 2024 – Alternus Clean Energy, Inc. (“Alternus”, Nasdaq: ALCE), a growing international renewable energy provider, today announces the signing of binding terms with LiiON, LLC, (“LiiON”) a U.S.-based expert in advanced energy storage solutions. LiiON was founded in 2009 by a group of senior power quality experts with extensive backgrounds in engineering, marketing and sales of storage technology and services with large battery companies in the industry.

The acquisition marks a pivotal expansion for Alternus, strengthening its ability to deliver comprehensive renewable energy solutions to energy-intensive industries. LiiON’s state-of-the-art battery technologies and engineering capabilities will enhance Alternus’ market and customer reach, enabling clients to achieve greater energy reliability, efficiency, and sustainability from their owned assets.

LiiON has a roster of blue-chip corporate and federal customers in data center, retail, telecom, and solar/wind enterprise markets, including Amazon, NASA and Walmart. Alternus plans to build on these relationships to help drive growth in its new microgrid market segment and will also form a new Battery Energy Storage (BESS) division to further its growing pipeline in utility storage. Existing LiiON revenues will become part of Alternus’ BESS division.

Alternus will pay $5 million using an asset purchase agreement, under which Alternus will acquire LiiOn’s customer contracts, service agreements and partnerships. LiiON will exclusively license its intellectual property to Alternus as applicable. Total consideration will be in the form and debt and equity whereby Alternus will issue a $2 million non-convertible loan note payable over three years and issue 250,000 shares of common stock on closing, reflecting an underlying share price of $12.00. Completion of the acquisition will immediately improve Alternus shareholder equity by approximately $3 million.

Vincent Browne, CEO of Alternus Clean Energy, said “This acquisition of LiiON is the first key step in pursuit of our strategy to become a more comprehensive energy provider, whether that be via utility scale solar, clean energy microgrids and other clean technologies. We are delighted that Gary and his team have chosen to join us on this journey and the confidence they placed in our business plan. LiiON’s innovative battery technologies perfectly complement our mission to make renewable energy more abundant, affordable and accessible and to allow us deliver on our vision of delivering energy 24/7. We look forward to building on the potential with Gary and his team going forward.”

According to the International Energy Agency’s findings from their World Energy Outlook 2024 report, the data center industry, a cornerstone of the global digital economy, is projected to grow significantly in the next decade, with energy consumption already representing approximately 1% of global electricity use. Advanced energy storage systems are essential for supporting corporations as they seek to achieve their carbon reduction.

Gary Gray, CEO of LiiON, LLC, added “We are thrilled to join the team at Alternus in this next phase of our collective growth and to capture the explosion in enterprise energy needs and carbon reduction goals. The energy storage market is a critical enabler of the clean energy transition, and LiiON’s systems are designed to deliver reliability and performance in even the most demanding environments. Together with Alternus and its partners, we are poised to make a meaningful impact on industries like data centers that are key to the global economy.”

The deal is subject to completing certain definitive agreements, and closing requirements, standard to these asset acquisitions, and is anticipated to be to complete in and prior to the end of current fiscal year 2024.

About Alternus Clean Energy, Inc.:

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

About LiiON, LLC:

LiiON, LLC is addressing the $3 billion renewable and stored energy markets by delivering proprietary lithium stored energy solutions into applications for the data center, telecom, cable, and solar/wind enterprise markets. By developing the best chemistry for each application and market segment — with designs that are safe, cost-effective and modular —LiiON’s advanced, patented and patent-pending platform is engineered to work with existing equipment, controls and monitoring systems to ensure power quality uptime and protection. Established in 2009, LiiON was founded by a group of senior power quality experts with an extensive background in sales, engineering and marketing. Leveraging its knowledge and relationships, the team has designed and built solutions that have been tested and endorsed by key OEM customers in the global power quality and standby power markets. http://www.liionllc.com

Forward-Looking Statements

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Media Contact: ir@alternusenergy.com